Exhibit 10.14

PURCHASE AND SALE AGREEMENT

BETWEEN

EQUASTONE PALISADES I, LLC

EQUASTONE PALISADES II, LLC

EQUASTONE PALISADES III, LLC

EQUASTONE GREENWAY I, LLC

EQUASTONE GREENWAY IA, LLC

EQUASTONE GREENWAY II, LLC

(COLLECTIVELY, THE “SELLERS”

AND INDIVIDUALLY, A “SELLER”)

AND

JP REALTY PARTNERS, LTD.

(THE “PURCHASER”)

DATED: AUGUST 4, 2011

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Sellers.

RECITALS

A.        Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.        Purchaser desires to purchase the Property and Sellers desire to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION

1.1        Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1	Sellers:	EQUASTONE PALISADES I, LLC, EQUASTONE PALISADES II, LLC, EQUASTONE PALISADES III, LLC, EQUASTONE GREENWAY I, LLC, EQUASTONE GREENWAY IA, LLC AND EQUASTONE GREENWAY II, LLC

1.1.2	Purchaser:	JP Realty Partners, LTD.

1.1.3	Purchase Price:	$47,655,000.00

1.1.4	Earnest Money:

$200,000.00 (the “Initial Earnest Money”), including interest thereon, to be deposited in accordance with Section 3.1 below, plus $800,000.00 (the “Additional Earnest Money”), plus interest thereon to be deposited, pursuant to Section 3.1.

1.1.5	Title Company:	Attn: Patti Windle Republic Title of Texas, Inc. 2626 Howell Street, 10th Floor Dallas, Texas 75204 Telephone number: (214) 754-7772 Facsimile number: (214) 303-0935 Email: pwindle@republictitle.com

1.1.6	Escrow Agent:	Attn: Patti Windle Republic Title of Texas, Inc. 2626 Howell Street, 10th Floor Dallas, Texas 75204 Telephone number: (214) 754-7772 Facsimile number: (214) 303-0935 Email: pwindle@republictitle.com

1.1.7	Brokers:	Gary Carr, CB Richard Bills for Seller Mark D. Jordan, J&P Realty for Purchaser

1.1.8	Effective Date:	August 5, 2011.

1.1.9	Property Information Delivery Date:	Five (5) business days after the Effective Date.

1.1.10	Title Commitment Delivery Date:	Ten (10) days after the Effective Date.

1.1.11	Title and Survey Review Period:	The period ending ten (10) days after the delivery of the Title Commitment.

1.1.12	Required Tenants:

Tenants whose premises under their Leases represent at least seventy-five percent (75%) of the currently leased premises of the improvements including the five (5) largest tenants in each Property; provided, however, the definition of Required Tenants is subject to change based on the requirements of the Loan Commitment issued by General Electric Capital Corporation, the Purchaser’s lender.

1.1.13	Inspection Period:	The period beginning on the Effective Date and ending forty-five (45) days thereafter.

1.1.14	Closing Date:	September 30, 2011.

1.2        Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Sellers
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4	Sellers

Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements to the Title Policy desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Purchaser
Costs of new Survey and/or any revisions, modifications or recertifications thereto	Purchaser
Costs for UCC Searches	Purchaser

Recording Fees	Purchaser
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	In accordance with the custom of Dallas County, Texas
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser 1/2 Sellers 1/2
Real Estate Sales Commission to Broker	Seller to pay Gary Carr, CB Richard Ellis and Purchaser to pay Mark D, Jordan, J&P Realty
All other closing costs, expenses, charges and fees	In accordance with the custom of Dallas County, Texas

1.3       Notice Addresses:

Purchaser:	JP REALTY PARTNERS, LTD. 14801 Quorum Drive, Suite 200 Dallas, Texas 75254	Copy to:	Glast, Phillips & Murray, P.C. 14801 Quorum Drive, Suite 500 Dallas, Texas 75254-1449
Attn:	Mark D. Jordan	Attn:	Ira F. Levy
Telephone:	(972) 458-7600	Telephone:	(972) 419-8384
Facsimile:	(972) 458-7601	Facsimile:	(972) 419-8329
E-mail:	mjordan@jppartners.net	E-mail:	ilevy@gpm-law.com
Seller:	8910 University Center Lane Suite 400 San Diego, California 92122
Attn:	Kirk Cypel and Legal Department
Telephone:	858-449-8826 and 858-663-0182
E-mail:	kcypel@rouleurrealty.com and equastonelegal@equastone.com

ARTICLE 2

PROPERTY

2.1        Properties. Subject to the terms and conditions of this Agreement, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, the following property (collectively with respect to all Sellers, the “Properties” or the “Portfolio” or individually with respect to a Seller, the “Property”):

2.1.1      Real Property. The land located in Richardson, Texas and addressed as 2425, N. Central Expressway, 2435 N. Central Expressway, 2100 Lakeside Boulevard, 2150 Lakeside Boulevard, 2400 Lakeside Boulevard and various vacant land more specifically described in Exhibit A attached hereto (the “Land”), together with (a) all improvements located thereon, but expressly excluding improvements owned by any tenant or other third party (“Improvements”), (b) without warranty, all right, title and Interest of Seller, if any, in and to the rights, benefits, privileges, casements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

2.1.2    Tangible Personal Property. All of Seller’s right, title and interest, without warranty, in the equipment, machinery, furniture, fixtures, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.3    Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the improvements, including, without limitation; all trade names and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property (but specifically excluding any trade names or trademarks incorporating the name “Equastone”); the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and telephone exchange numbers (to the extent assignable without cost to Seller (all of the items described in this Section 2.1.3 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, and (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement.

2.1.4    All Seller’s right, title and interest in the Leases of Real Property, including security deposits (the “Leases”).

ARTICLE 3

EARNEST MONEY

3.1    Deposit and Investment of Earnest Money. Within two (2) Business Days after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. If on or before the expiration of the Inspection Period, Purchaser delivers to Seller a Due Diligence Acceptance Notice (as defined in Section 4.4 below), then within one (1) Business Day after the earlier to occur of (a) the expiration of the Inspection Period and (b) the date that Purchaser delivers a Due Diligence Acceptance Notice, the Purchaser shall deposit the Additional Earnest Money with the Escrow Agent. Escrow Agent shall invest the Earnest Money in government Insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

3.2    Independent Consideration. If Purchaser elects, or is deemed to have elected, to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

3.3    Form Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or wire transfer to Escrow Agent of immediately available U.S. federal funds.

3.4    Disposition of Earnest Money. If Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4,4 or if as of the expiration of the Inspection Period, Purchaser falls to deliver a Due Diligence Acceptance Notice pursuant to Section 4.4, or if Purchaser terminates this Agreement pursuant to Section 5A1 or Section 6.1.5, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one (1) Business Day following Escrow Agent’s receipt of the Due Diligence Termination Notice from Purchaser or one (1) Business Day following the expiration of the Inspection Period if Purchaser fails to deliver a Due Diligence Acceptance Notice, as the case may be (as long as the current Investment can be liquidated and disbursed in one Business Day). No notice to Escrow Agent from Sellers shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4 or Section 5A. 1 or Section 6.1.5, Unless this Agreement has been terminated as set forth in Section 4.4 or Section 5A.1 or Section 6.1.5, the Earnest Money shall become completely nonrefundable to Purchaser as of the expiration of the Inspection Period unless Sellers fail to deliver the Closing Documents or otherwise defaults on any material obligation hereunder and in each such case such failure continues beyond the notice and cure period provided in Section 10.2 hereof. At the Closing, the Escrow Agent shall credit the Earnest Money and interest toward the Purchase Price.

ARTICLE 4

DUE DILIGENCE

4.1    Due Diligence Materials To Be Delivered. Each Seller shall deliver to Purchaser copies of the following items (the “Property Information”), to the extent in each Seller’s possession, on or before the Property Information Delivery Date:

4.1.1    Environmental Reports. A copy of the most recent environmental reports or site assessments related to the Properly;

4.1.2    Tax Statements. A copy of ad valorem tax statements relating to the Property for the current tax period, as well as those from the two prior years, if available;

4.1.3    Survey. A copy of Seller’s most current existing survey of the Property;

4.1.4    Service Contracts. A list, together with copies, of current Service Contracts related to the Property;

4.1.5    Personal Property. A list of Tangible Personal Property;

4.1.6    Leases. A copy of all Leases;

4.1.7    Rent Roll. A current rent roll of the Property certified to be true and correct;

4.1.8    Operating Statements. Current Financial Statements including the Income and Expense Operating Statements for the last twenty-four (24) months and year to date;

4.2    Due Diligence Materials To Be Made Available. To the extent such items are in each Seller’s possession, upon request in accordance with the provisions of Section 4.3 below, each Seller shall make reasonably available to Purchaser for Purchaser’s review, the following items and information (the “Additional Property Information”), subject to compliance with the provisions of Section 4.3 below, and Purchaser, at its expense, shall have the right to make copies of items 4.2.1 and 4.2.2:

4.2.1    Plans and Specifications. Building plans and specifications relating to the Property;

4.2.2    Licenses, Permits and Certificates of Occupancy. Licenses, pennits and certificates of occupancy relating to the Property; and

4.2.3    Lease Files. Lease files at the Seller’s Property manager’s office.

4.3    Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, if Purchaser timely complies with the requirements of this Section 4.3, Purchaser shall have reasonable access to the Property from time-to-time for the purpose of conducting reasonably necessary tests, surveys, investigations and studies on the following terms and conditions. In addition, if Purchaser timely complies with the requirements of this Section 4.3, Purchaser shall have a one-time right during the Inspection Period to review the items identified in Section 4.2 above on the following terms and conditions;

4.3.1    Notice of Entry. Prior to any entry and/or inspection of the Property, Purchaser shall (i) deliver to appropriate Seller three (3) business days written notice (email is ok) of its intention to enter the Property to conduct reasonable inspection, which notice must include the purpose of such entry and the proposed time of such entry (Seller shall have the reasonable approval of the purpose and timing of such entry and shall have the right to have one or more of its agents accompany Purchaser or Purchaser’s representatives at all limes while Purchaser or Purchaser’s representatives are on the Property), (ii) with respect to any non-invasive physical testing of the Property, provide appropriate Seller with a copy of a work plan for any testing identified in such notice for Seller’s prior written approval, which work plan Seller may modify, limit or disapprove in its reasonable discretion, (iii) with respect to any intrusive or destructive tests on the Property, provide appropriate Seller at least five (5) Business Days advance written notice describing the nature and extent of such testing and obtain Seller’s written approval of such testing, which approval may be withheld in such Seller’s sole and absolute discretion, and (iv) comply with the provisions of Section 4.3.2 and Section 4.3.3. With respect to any Phase I environmental report obtained by Purchaser with respect to the Property (or any portion thereof), Purchaser shall cause such report to be certified to such Seller and to Seller’s current lender (if any) with respect to the Property and Purchaser shall furnish to such Seller a copy thereof immediately upon issuance. Purchaser and its agents shall not contact any governmental or quasi-governmental representative concerning the Property without the prior written consent of appropriate Seller, which shall be in such Seller’s reasonable discretion.

4.3.2    Restriction and Indemnity. Any entry by Purchaser upon the Properties requires that (i) such activities do not unreasonably interfere with Sellers’ ownership, operation and maintenance of the Properties and shall be subject to the rights of the Tenants under the Leases, (ii) such activities must be in accordance with the terms and conditions set forth in the Leases, and must not unreasonably interfere with the Tenants’ rights under the Leases or Tenants’ quiet enjoyment of the Properties, (iii) Purchaser shall not construct, erect or place on the Properties any monuments or improvements, (iv) Purchaser shall perform all work permitted under this Agreement in a safe manner, (v) Purchaser shall not cause any dangerous or hazardous conditions to exist, (vi) Purchaser shall comply with all applicable laws and governmental regulations, and (vii) Purchaser shall obtain, at Purchaser’s sole cost and expense, any and all permits required to be obtained from any governmental agencies. Purchaser shall repair any damage caused by Purchaser or its agents or independent contractors to the Properties. Purchaser shall indemnify, protect, defend (with legal counsel reasonably acceptable to Sellers) and hold Sellers harmless from and against any and all claims, costs, expenses, losses, liabilities, damages, and demands (including without limitation attorneys’ fees and costs and claims of mechanic’s liens), incurred or sustained by Sellers or any third party either prior or subsequent to the Close of Escrow or a termination of this Agreement as a result of the conduct of Purchaser, its agents or independent contractors. The covenants contained in this Section 4.3.2 shall survive the Close of Escrow or earlier termination of this Agreement and shall be binding on the Purchaser until all such notions against Sellers are absolutely barred by the applicable statute of limitations.

4.3.3    Insurance.  Prior to and during any entry on the Properties, Purchaser shall secure and maintain at Purchaser’s expense the following policies of insurance (from one or more Insurance carriers reasonably acceptable to Sellers), which are to include coverage of Purchaser, its agents and employees’ activities on the Property: commercial general liability and property damage insurance, including direct contractual and contingent liability, with combined single limit of Two Million Dollars ($2,000,000.00) for bodily injury to, or death of, any person, or more than one person on an occurrence basis, and Two Million Dollars ($2,000,000.00) for property damage in any one or more accidents, with aggregate operations on an occurrence basis; (i) comprehensive automobile liability insurance with limits of Two Million Dollars ($2,000,000,00) for personal injury to, or death of, any one or more persons, in any one accident, and Two Million Dollars ($2,000,000,00) for property damage in any one or more accidents; and (ii) Workers’ Compensation and Employer’s Liability Insurance in accordance with the provisions of the laws of the state in which the Property is located. The policies of insurance described in the preceding sentence shall name Sellers and Rouleur Realty Advisors, LLC as additional insureds, shall by endorsement or primary coverage extend the term “bodily injury” to include “personal injury,” and the certificate issued pursuant to the requirement of this paragraph shall contain a provision that such policy may not be terminated for nonpayment of premium until thirty (30) calendar days written notice of the proposed termination has been delivered to Sellers. Certificates of insurance evidencing the insurance policies described in this Section 4.3.3 and copies of such insurance policies will be delivered by Purchaser to Sellers prior to any entry on the Properties by Purchaser. Any environmental contractor of Purchaser which conducts environmental inspections of the Property shall, in addition to the insurance required of Purchaser’s agents described above, also provide evidence of environmental liability insurance of not less than $1,000,000.

4.3.4    Survival. The provisions of this Section 4.3 shall survive the Close of Escrow or earlier termination of this Agreement.

4.4    Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Properties (subject to compliance with the provisions of this Article 4) and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Sellers and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not provide Sellers with written notice (“Due Diligence Acceptance Notice”) that Purchaser desires to close the transaction evidenced by this Agreement on or before the last day of the Inspection Period, then Purchaser shall be deemed to have delivered a Due Diligence Termination Notice and this Agreement shall automatically terminate. If Purchaser timely provides the Due Diligence Acceptance Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.5      Service Contracts.  On or prior to the last day of the Inspection Period, Purchaser will advise each Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that each Seller deliver written termination at or prior to Closing, provided each Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.5, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

4.6      No Representation or Warranty by Sellers.  Purchaser acknowledges that, except to the extent expressly set forth in any certification accompanying the Property Documents, Sellers have not made and do not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Sellers. Except the extent provided in any certification accompanying the Property Documents, each Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Except to the extent set forth in any certification accompanying the Property Documents and except for the representations provided in Section 9.1 hereof, Purchaser shall rely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Each Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser. Consequently, each Seller makes no representations or warranties as to the accuracy or completeness of the Property Documents, nor does a Seller represent or warrant to Purchaser that the Property Documents are all of the documents affecting its respective Property.

ARTICLE 5

TITLE AND SURVEY

5.1      Title Commitment.  Each Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on a Texas TLTA-T-1 Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record (to the extent available) referred to in the Title Commitment as exceptions to title to the Property.

5.2      Survey.  Each Seller shall deliver a copy of the most current survey of the Property that is in such Seller’s possession (each a “Survey” and collectively, the “Surveys”). In the event Title Company requires, or Purchaser desires to cause, the Survey to be updated, Purchaser shall do so at its own cost and expense and in a timely manner so that the Title Company may provide Purchaser with a supplemental title report showing any exceptions arising out of such updated survey prior to the end of the Title and Survey Review Period. For the purposes of this Agreement all references to the “Survey” shall be deemed to refer to the Survey delivered by Seller to Purchaser as set out above and shall not refer to any updates the Purchaser may obtain relating thereto.

5.3      Title Review.  During the Title and Survey Review Period, Purchaser shall review title to the Properties as disclosed by the Title Commitments and the Surveys, Purchaser has until the end of the Title and Survey Review Period to notify Seller and Escrow Agent of Purchaser’s election (in its sole and absolute discretion) to either (A) approve all matters affecting title to the Property contained in or disclosed by the Title Commitments and/or the Surveys (and any update thereto) that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period (collectively, the “Title Matters”) and proceed to Closing, or (B) terminate this Agreement in which event the Earnest Money shall be returned to Purchaser. Sellers shall have no obligation to cure any title objections except for any exceptions or encumbrances to title which are voluntarily created by, under or through Sellers after the Effective Date without Purchaser’s consent (If requested, such consent shall not be unreasonably withheld, conditioned or delayed), and given the Special Conditions identified in Section 13 of this Agreement, Sellers shall have no obligation to cure, or cause to be released, any financing liens whether caused by Sellers or a third party, and the failure of Sellers to cause any such financing liens to be released shall not be deemed to constitute a Sellers’ default under this Agreement; provided, however, it is understood that obtaining a release of all liens securing the GE Capital Loan (as defined below) pursuant to the provisions of Section 13 shall be a condition precedent to closing in favor of Purchaser. The term “Permitted Exceptions” shall mean: the specific exceptions (including standard exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review period, including all Title Matters, and that Seller is not required to remove as provided above; matters created by, through or under Purchaser or matters which do not materially and deleteriously affect Purchaser’s contemplated use of the Property; items shown on the Survey which have not been removed as of the end of the Inspection Period; real estate taxes not yet due and payable; rights of tenants under the Leases; rights of tenants or licensees under License Agreements; and any licensees under any Service Contracts not terminated as of Closing and all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property. If after the expiration of the Title and Survey Review Period, the Title Company issues a supplemental report that identifies any additional title encumbrances that are not related to, or disclosed by, the issuance of a new or updated survey, Purchaser shall have until the earlier of five (5) days after receipt of the supplemental report or the expiration of the Inspection Period to either accept such additional title encumbrances as Permitted Exceptions or terminate this Agreement.

5.4      Delivery of Title Policy at Closing. It shall be a condition precedent to Closing in favor of Purchaser that the Title Company shall issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, a TLTA-T-1 owner’s title policy insuring Purchaser’s fee simple title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”).

ARTICLE 5A

FINANCING

5A.1   Loan be GECC. It is a condition of Purchaser’s obligations under this Agreement that General Electric Credit Corporation close and fund the first lien mortgage loan (the “GE Loan”) in the minimum amount of $45,670,875 (at least $31,518,981 initial funding at Closing).

5A.2   Right to Termination. Purchaser shall have the right to terminate this Agreement prior to expiration of the Inspection Period if it fails to get a firm Loan Commitment for the GE Loan and upon such termination, Purchaser shall receive a refund of its Earnest Money in accordance with Section 3.4.

ARTICLE 6

OPERATlONS AND RISK OF LOSS

6.1      Ongoing Operations.  From the Effective Date through Closing:

6.1.1    Service Contracts.  Sellers will not enter into any new Service Contract prior to Closing that cannot be terminated on thirty (30) days prior written notice, without penalty, except with the consent of Purchaser, which consent shall not be unreasonably conditioned, delayed or withheld.

6.1.2    New Contracts.  No Seller will enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice, unless such Seller receives the consent of Purchaser, which consent shall not be unreasonably conditioned, delayed or withheld.

6.1.3    Maintenance of Improvements: Removal of Personal Property.  Subject to Sections 6.2 and 6.3, each Seller shall, except as otherwise required under any Leases at its respective Property, maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. No Seller will remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.4    Leasing.   Seller shall be entitled to continue to lease the Properties (including without limitation entering into new Leases and entering into renewals and modifications of existing Leases) until (and through and including) two (2) business days prior to the expiration of the Inspection Period (the “Unrestricted Leasing Period”), without first obtaining the approval of Purchaser. During the Unrestricted Leasing Period, Seller shall provide Purchaser with an update on leasing activity at the Properties. Following the Unrestricted Leasing Period, Seller shall not, without first obtaining Purchaser’s approval, which will not be unreasonably withheld, conditioned or delayed (and which approval shall be deemed given by Purchaser if Purchaser fails to reasonably disapprove within three (3) Business Days of request from Seller) (a) enter into any new Lease, or (b) amend or modify an existing Lease. Purchaser shall reimburse Seller, at the Close of Escrow, for Purchaser’s proportionate share (in accordance with the following sentence) of all leasing costs (including without limitation commissions, tenant improvements, moving costs and legal fees) incurred and outstanding with respect to each Lease (or any amendments or modifications to a Lease), entered into prior to the Close of Escrow. On or before ten (10) days following the Effective Date, Seller shall deliver to Purchaser a schedule identifying all leasing costs that currently exist for which Seller expects reimbursement in accordance with this Section 6.1.4. Purchaser’s proportionate share shall be based on the number of months of the term of such Lease after the Close of Escrow compared to the total number of months of the term of such Lease for which Tenant is obligated to pay full monthly rent.

6.1.5    Tenant Estoppel Certificates.  Prior to the Closing Date, Purchaser shall have received executed estoppel certificates from the Required Tenants in the form of attached Exhibit G (the “Estoppel Certificate”). If any Lease specifies another form of tenant estoppel certificate (or contemplates any lesser obligation of the Tenant to provide an estoppel) other than that which is in the form of attached Exhibit G, then Seller shall nonetheless prepare and deliver to such Tenant an estoppel certificate in the form of attached Exhibit G, but such other specified or contemplated estoppel shall satisfy the requirements of this Section 6.1.5 and shall constitute an Estoppel Certificate for purposes of this Agreement. Purchaser’s failure to approve or disapprove an Estoppel Certificate by written notice to Seller within two (2) Business Days after receipt thereof shall be deemed to constitute Purchaser’s approval thereof; provided, however, that notwithstanding anything to the contrary contained herein, Purchaser shall not have the right to disapprove an Estoppel Certificate unless it materially conflicts with the related Lease or discloses a breach of such Lease, If as of the Closing Date, Purchaser does not receive the Estoppel Certificates from any Required Tenant, then Purchaser shall have the right to terminate this Agreement, If Purchaser elects to terminate this Agreement by written notice to Seller and Escrow Holder, this Agreement and Escrow will terminate in the same manner as set forth in Section 3.4, and the failure of Purchaser to receive Estoppel Certificates from the Required Tenants shall not be deemed to constitute a Seller’s default under this Agreement.

6.2      Damage.   If prior to Closing a Property is damaged by fire or other casualty, the appropriate Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1    Material.   In the event of any Material Damage to or destruction of the Properties or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Sellers on or before the expiration of 20 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the closing Date shall be extended to give the Purchaser the full twenty-day period to make such election and to obtain insurance settlement agreements with Sellers’ insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not so terminate this Agreement within said twenty-day period, Purchaser shall be deemed to have waived its right to terminate under this Section 6.2.1 and the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing and to the extent permitted by the Lienholder (as defined in Section 13), Sellers shall assign to Purchaser, without representation or warranty by or recourse against Sellers, all of Sellers’ rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Sellers as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rate share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Sellers’ reasonable estimation, exceeds a cost of $250,000 to repair.

6.2.2    Not Material.  If a Property is not Materially Damaged, then, subject to receipt of Lienholder’s Consent and Agreement to accept a reduction in net proceeds at Closing as a result of such damage, neither Purchaser nor Seller shall have the right to terminate this Agreement and Sellers shall credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Sellers shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs),

6.3      Condemnation.  If proceedings in eminent domain are instituted with respect to a Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten (10) Business Days after Sellers notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten (10) Business Day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Sellers shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

ARTICLE 7

CLOSING

7.1      Closing.   The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser), Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Sellers. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Sellers and Purchaser.

7.2      Conditions to Parties’ Obligation to Close.   In addition to all other conditions set forth herein, the obligation of Sellers, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following;

7.2.1    Representations and Warranties.   The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date. With respect to Sellers’ representations and warranties under Section 9.1.2 and Section 9.1.4, any exception to such representations and warranties shall not be deemed material unless the cost to remedy or cure the same exceeds $50,000 (and Sellers have not previously remedied or cured the item in question or Sellers are not otherwise willing to credit Purchaser with the cost to cure such items at Closing);

7.2.2    Deliveries.   As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3    Actions, Suits. etc.   Neither party shall have received written, notice of any pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect that party’s ability to perform its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Sections 10.1 and 10.2 such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall bo deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liablity on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.2.4    No Changes to Environmental Issues.   Purchaser is not required to close this transaction if at the time of Closing:

(a)    any of Sellers’ representations or warranties are not true and correct in all material respects; or

(b)    any new evidence of the existence of hazardous wastes or substances on the Properties in quantities that exceed limits prescribed law or that exceed amounts permitted under any Leases at the Properties arises after the date that Purchaser performs its environmental site assessment.

7.3    Seller’s Deliveries in Escrow. As of or prior to the Closing Date, each Seller shall deliver in escrow to Escrow Agent the following with respect to each Property:

7.3.1    Deed. A special warranty deed in the form of Exhibit B attached hereto in form acceptable for recordation under the law of the state where the Property is located (the “Deed”);

7.3.2    Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption in the form of Exhibit C hereto (the “Assignment”);

7.3.3    Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by the appropriate Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto;

7.3.5    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement or require Seller to indemnify the Escrow Agent, Title Company or any other party for any reason whatsoever); and

7.3.6    Updated Certified Rent Roll. A Rent Roll certified by Seller as true and correct in all material respects and dated within five (5) Business Days of the Closing (the “Closing Rent Roll”).

7.3.7    Tenant Estoppel Certificates. Tenant Estoppel Certificates that equal or exceed the required Estoppel Threshold.

7.4    Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1    Bill of Sale, Assignment and Assumption. The Assignments, executed and acknowledged by Purchaser;

7.4.2    Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property;

7.4.3    Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.4    Additional Documents. Any additional documents that Sellers, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5    Closing Statements. As of or prior to the Closing Date, Sellers and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6    Purchase Price. At or before Noon local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, less the Blue Cross Blue Shield (“BSBS”) Escrow Amount, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account. The BSBC Escrow Amount is the sum of $2,394,789 which is held by Sellers’ Lender and will either continue to be held by the Lender or released to the Purchaser at Closing but in any event will be a credit against the Purchase Price.

7.7    Possession. Sellers shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

7.8    Delivery of Books and Records. Promptly after the Closing, Sellers shall make available to Purchaser, at the Real Property, the following items, to the extent currently located at the Real Property and in Sellers’ or their property manager’s possession or control: existing Lease Files located at the Real Property; warranties; plans and specifications; licenses, permits and certificates of occupancy; all advertising materials; booklets; and keys.

ARTICLE 8

PRORATIONS, DEPOSITS, COMMISSIONS

8.1    Prorations. At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser from and after (and including) the Closing Date: Tenant Receivables (defined below) and other income that have been collected by Sellers as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing.

8.1.1    Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated. Taxes shall be prorated based on Taxes for the year prior to Closing and reprorated when the actual tax bill is received. Such obligation shall survive the Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Sellers from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2    Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Sellers shall ensure that all utility meters are read as of the Closing Date. Sellers shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3     Tenant Receivables. Rents due from tenants under Leases and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Sellers as of Closing shall not be prorated between Sellers and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

Tenant Receivables and other income received from tenants under Leases after Closing shall be applied in the following order of priority: (1) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Sellers as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Sellers); (2) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser, (3) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Sellers; and (4) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Sellers as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Sellers shall have the no right to pursue the collection of Uncollected Delinquent Tenant Receivables after Closing. Sellers expressly agrees that if Sellers receive any amounts after the Closing Date, Sellers shall immediately remit the same to Purchaser (uncashed and endorsed to the order of Purchaser) for proration hereunder. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Sellers to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 8.1.3 shall survive the Closing.

8.2    Closing Costs. Closing costs shall be allocated between Sellers and Purchaser in accordance with Section 1.2.

8.3    Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Sellers agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

8.4    Commissions. Seller shall be responsible to pay CB Richard Ellis (“CB”) a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and CB. CB may share its commission with any licensed broker involved in this transaction, but the payment of the commission by Seller to CB shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person, including without limitation Mark D. Jordan or J&P Realty Services, Inc. (“J&P”). Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Purchaser agrees to pay a commission to J&P at Closing in accordance with a separate agreement between Purchaser and J&P. Other than as stated above in this Section 8.4, Seller and Purchaser each represent and warrant to the other that except for CB and J&P, no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1      Sellers’ Representations and Warranties. Sellers represent and warrant to Purchaser that:

9.1.1    Organization and Authority. Each Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Each Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by each Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of each Seller, enforceable in accordance with their terms.

9.1.2    Conflicts and Pending Actions. Except as set forth in Section 13 with respect to the GE Capital Loan or as may be reflected by the Property Documents or otherwise disclosed to Purchaser prior to the expiration of the Inspection Period, to Sellers’ knowledge, there is no agreement to which Sellers are a party or, to Sellers’ knowledge, that is binding on Sellers which is in conflict with this Agreement. To Sellers’ knowledge, Sellers have not received written notice of any action or proceeding pending or threatened against Sellers or relating to the Properties, which challenges or impairs Sellers’ ability to execute or perform their obligations under this Agreement.

9.1.3    Service Contracts. To each Seller’s knowledge, the list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be correct and complete in all material respects as of the date of its delivery.

9.1.4    Notices from Governmental Authorities. To Sellers’ knowledge, Sellers have not received written notice from any governmental authority regarding any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser prior to the expiration of the Inspection Period. To Sellers’ knowledge and except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser prior to the expiration of the Inspection Period, Sellers have not received any written notice from any governmental authority that the Properties are currently not in compliance with any existing zoning, land use, building, fire, health, labor or safety laws, ordinances, rules and regulations applicable to the Properties; provided, however, Purchaser has been advised that there is a height issue with respect to the Palisades II building. In the event Sellers receive any such written notice prior to Closing, Sellers shall promptly provide a copy of such notice to Purchaser, but shall otherwise have no remedial or other obligations in connection therewith. To Sellers’ knowledge and except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser prior to the expiration of the Inspection Period, Sellers have not received any written notice that are any actions or proceedings pending to which Sellers are a party, before any court or administrative agency, which do or will materially adversely affect the Property.

9.1.5    No Commissions. To Sellers’ knowledge, Sellers have not caused any leasing or brokerage fees or commissions of any nature whatsoever to become due or owing to any person, firm, corporation or entity whomsoever after the Closing Date with respect to the leases (except as may be set forth in the Property Information or otherwise disclosed to Purchaser prior to the expiration of the Inspection Period or pursuant to Section 6.1.4 and except in connection with any lease approved by Purchaser after the Effective Date).

9.2      Purchaser’s Representations and Warranties. Purchaser represents and warrants to Sellers that:

9.2.1    Organization and Authority. Purchaser is duly organized and is validly existing and in good standing in the State of its formation and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2    Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3    ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), assets of a Plan are not being used to acquire the Property, Purchaser is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

9.2.4    Prohibited Persons and Transactions. Purchaser represents and warrants to Seller that Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.3    Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and as provided in Section 7.2.1, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of 24 months (the “Survival Period”); provided, however, that such representations and warranties shall automatically terminate if prior to the Closing, Purchaser assigns this Agreement in violation of Section 12.1. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Kirk Cypel (“Seller’s Representatives”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, property manager or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and gives written notice of such breach to the other party before the end of the Survival Period and files such action on or before the first day following the third anniversary of the Closing Date, and (2) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $35,000, and then only to the extent of such excess but in no event shall the aggregate liability of any party with respect to all claims exceed $50,000. In no event shall either party be liable for any consequential, exemplary, punitive, or any other type of damages (other than direct damages) or for unrealized expectations or other similar claims in respect of any such claims, and in every case, such party’s recovery for any claims shall be not of any insurance proceeds and any indemnity, contribution or similar payment recovered or recoverable by the other party from any insurance company or other third party. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing. Purchaser acknowledges and agrees that Seller is a special purpose entity that was formed for the purpose of acquiring the Property and Seller has no material assets other than the Property and Purchaser hereby assumes all risk of loss associated therewith. Purchaser further acknowledges and agrees that even if Purchaser believes it has a claim for a breach of a representation or warranty or covenant under this Agreement, it is unlikely that such claim will be recoverable. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10

DEFAULT AND REMEDIES

10.1    Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Closing Date (Seller hereby agreeing to give such written notice to Purchaser promptly after Seller first learns of any such default or breach by Purchaser) (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole and exclusive remedy (except as provided in Sections 8.4, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property and fails to release such claims and rights, including any its pendens, within ten days after an arbitrator’s award in favor of Seller. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 8.4, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement that survive Closing.

10.2    Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder or as a result of a breach of a representation or warranty in any material respect which is not cured as set forth below, Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money or (b) enforce specific performance to consummate the sale of the Property hereunder. If prior to Closing any one or mere of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd)

Business Day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller promptly after Purchaser first learns of any such default or breach by Seller), Purchaser shall elect, as its sole remedy, either to (x) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money or (y) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. Notwithstanding anything to the contrary contained in this Agreement, if as of the Closing date, Seller is unable to obtain the Lienholder’s Consent and Agreement with respect to the GE Capital Loan, Seller shall not be deemed to be in default of its obligations under this Agreement and Purchaser’s sole and exclusive remedy shall be to terminate this Agreement and immediately receive a return of the Earnest Money from Escrow Agent and thereafter the parties hereto shall have no further rights or obligations hereunder, except for the rights and obligations which, by their terms, survive the termination hereof.

10.3    Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

10.4    Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11

DISCLAIMERS, RELEASE AND INDEMNITY

11.1    Disclaimers By Sellers. Except as expressly set forth in this Agreement, it is understood and agreed that Sellers and Sellers’ agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express of implied, with respect to the Properties, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Sellers’ special warranty of title to be contained in the Deeds), (b) environmental matters relating to the Properties or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Properties, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Properties or any portion thereof may be subject, (i) the availability of any utilities to the Properties or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Properties or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Properties or any portion thereof, or any income, expenses, charges, lines, encumbrances, rights or claims on or affecting or pertaining to the Properties or any part thereof, (m) the condition or use of the Properties or compliance of the properties with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Properties, (p) the potential for further development of the Property, (q) the merchantability of the Properties or fitness of the Properties for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Properties.

11.2    Sale “As Is, Where Is.” Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Properties “AS IS, WHERE IS, WITH ALL FAULTS,” except to the exlent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Sellers have not made and are not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Properties) made or furnished by Sellers, or any property manager, real estate broker, agent or third party representing or purporting to represent Sellers, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of purchaser’s consultants in purchasing the Properties and shall make an independent verification of the accuracy of any documents and information provided by Sellers. Purchaser will conduct such inspections and investigations of the Properties as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Sellers have afforded Purchaser a full opportunity to conduct such investigations of the Properties as Purchaser deemed necessary to satisfy itself as to the condition of the Properties and the existence or non-existence or curative action to be taken with respect to any Hazadous Materiels on or discharged from the Properties, and will rely solely upon same and not upon any information provided by or on behalf of Sellers or their agents or employees with respect thereto, other than such representations, warranties and covenants of Sellers as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safely conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Sellers that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Properties for business, commercial, investment or other similer purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Sellers.

11.3    Seller Released from Liability.    Purchaser acknowledges that it will have the opportunity to inspect the Properties during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability relating to the physical, environmental or legal compliance status of the Properties, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Properties under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Properties). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Properties, including, without limitation, the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Properties, whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Properties and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.4    “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Materials,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.5    Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Sellers would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12

MISCELLANEOUS

12.1    Parties Bounds Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto, Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of the Purchaser is controlled directly or indirectly by Mark D. Jordan, and (b) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations.

12.2    Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not deemed to be a wavier of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5    Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits hereto are incorporated herein by this reference for all purposes.

12.7    Time. Time is of the essence in the performance in this Agreement.

12.8    Confidentiality. Purchaser shall make no public announcement, disclosure of or discuss any information related to this Agreement to any outside brokers or any third parties before the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may make disclosure of this Agreement to its accountants, employees, attorneys, agents, consultants and lenders as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser. Immediately after the Closing, the Sellers and Purchaser will issue a joint press release announcing the sale of the Properties. Such announcement shall be approved in writing by both the Sellers and the Purchaser before its release. Notwithstanding anything to the contrary set forth to herein or in any other agreement to which the parties hereto are parties or by which they are bound, any and all obligations of confidentiality contained herein and therein (the “Confidentiality Obligations”), as they relate to the transactions and events contemplated by this Agreement (collectively, the “Transaction”), shall not apply to the “structure or tax aspects” (as that phrase is used in Section 1,6011-4(b)(3) [or any successor provision] of the Treasury Regulations [the “Confidentiality Regulation”] promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended) of the Transaction; provided, however, that the Confidentiality Obligations nevertheless shall apply at a given time to any and all items of information not required to be freely disclosable at such time in order for the Transaction not to be treated as “offered under conditions of confidentiality” within the meaning of the Confidentiality Regulation.

12.9    Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.9 unless receipt of the electronic mail is confirmed and it is indicated in such confirmation that no confirmation copy by another method is required. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon deposit with the carrier delivering same. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address and confirmation of receipt by the recipient. In no event shall this Agreement be altered, amended or modified solely by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notice are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.10    Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11    Calculation of Time Periods; Business Day.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

12.12    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile.

12.13    No Recordation.  There shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.13 shall survive any termination of this Agreement as a surviving obligation.

12.14    Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.15    Discharge of Obligations.  The acceptance of the Deeds by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Sellers herein and every agreement and obligation on the part of Sellers to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16    ERISA.  Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Sellers’ sale of the Property to such person or entity would, in the reasonable opinion of Sellers’ ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Sellers shall have the right to terminate this Agreement.

12.17    No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Sellers and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.18    Reporting Person.  Purchaser and Sellers hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

12.19    Mandatory Arbitration.  The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit E hereto and made a part hereof for all purposes. Each of Sellers and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit E. The waiver of this Section 12.9 will not prevent Sellers or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding by Section 10.1 hereof. The terms of this Section 12.19 shall survive (a) the termination of this Agreement, and (b) the Closing.

12.20    Sale of Portfolio.  Purchaser and the Sellers each acknowledges and agrees that the Properties are being sold together as a package and that this Agreement is expressly subject to, and each Seller’s and Purchaser’s obligation to consummate the sale of the Properties is expressly contingent on, the contemporaneous sale of all of the Properties to Purchaser or an entity controlled directly or indirectly by Purchaser. Neither Sellers nor Purchaser shall be obligated under any circumstances to close on some, but not all, of the Properties.

ARTICLE 13

SPECIAL CONDITIONS - SHORT SALE

13.1    Short Sale.  The Agreement involves the short sale of the Properties due to the fact that Sellers’ net proceeds at Closing will not be sufficient to pay the Sellers’ Mortgage Loans on the Properties (“GE Capital Loans”).

13.2    Lienholder Consent.  Sellers require the consent of the holder of the GE Capital Loans (the “Lienholder”) to accept Sellers’ net proceeds from the Closing of the transaction contemplated by this Agreement as full satisfaction of Sellers’ liability under the GE Capital Loan and Lienholder’s agreement to execute a release of each of its liens on the Properties upon receipt of such net proceeds (collectively, “Lienholder’s Consent and Agreement”). Sellers agree to promptly notify the Purchaser if the Lienholder’s Consent and Agreement is obtained.

13.3    Failure to obtain Lienholder Consent. If the Sellers have not obtained the Lienholder’s Consent and Agreement in substantially the form attached hereto as Exhibit F within ten (10) days of the Effective Date, or if the Lienholder refuses or withdraws its Consent and Agreement prior to Closing, Sellers shall not be deemed to be in default of its obligations under this Agreement and this Agreement shall automatically terminate and Purchaser’s sole and exclusive remedy shall be the immediate receive a return of the Earnest Money from Escrow Agent and thereafter the parties hereto shall have no further rights or obligations hereunder, except for the rights and obligations which, by their terms, survive the termination hereof.

13.4    Seller’s Status.  Purchaser acknowledges and agrees that each Seller is a special purpose entity that was formed for the purpose of acquiring a Property and each Seller has no material assets other than a respective Property.

ARTICLE 14

SPECIAL TEXAS PROVISIONS

14.1    The following should be added as Section 7.4.5 hereof:

“7.4.5  Tenant Notice Letters.  For each Lease with respect to which Seller is holding a security deposit, a signed statement signed by Purchaser acknowledging Purchaser’s receipt and responsibility for the tenant’s security deposit under such Lease in compliance with and pursuant to the applicable provisions of applicable law, including Section 93.007 of the Texas Property Code. Seller is hereby authorized to deliver such statements to the respective Tenants.”

14.2    Controlling Provisions.  The provisions of this Sections 6.2 and 6.3 shall control, and be effective, notwithstanding the provisions of the Uniform Vendor and Purchaser Risk Act set forth in Section 5.007 of the Texas Property Code.”

14.3    DTPA Waiver.  Purchaser certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices--Consumer Protection Act, Subchapter E of Chapter 17, Section 17.41, et seq., of the Texas Business and Commerce Code, as amended, or any similar state statute relating to the protection of consumers (“DTPA”). PURCHASER ACKNOWLEDGES THAT IF ANY DTPA IS APPLICABLE TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THEN PURCHASER, AFTER CONSULTATION WITH ATTORNEYS OF ITS OWN SELECTION, HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES UNDER ANY DECEPTIVE DTPA THAT MAY BE APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

[EQUASTONE ENTITIES]

AND

JP REALTY PARTNERS, LTD.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

EQUASTONE PALISADES I, LLC

By:	/s/ Mark E. Oemcke
Mark E. Oemcke, Chief Financial Officer

EQUASTONE PALISADES II, LLC

By:	/s/ Mark E. Oemcke
Mark E. Oemcke, Chief Financial Officer

EQUASTONE PALISADES III, LLC

By:	/s/ Mark E. Oemcke
Mark E. Oemcke, Chief Financial Officer

EQUASTONE GREENWAY I, LLC

By:	/s/ Mark E. Oemcke
Mark E. Oemcke, Chief Financial Officer

EQUASTONE GREENWAY IA, LLC

By:	/s/ Mark E. Oemcke
Mark E. Oemcke, Chief Financial Officer

EQUASTONE GREENWAY II, LLC

By:	/s/ Mark E. Oemcke
Mark E. Oemcke, Chief Financial Officer

[signatures continued on next page]

PURCHASER:

JP REALTY PARTNERS, LTD.

By:	TREVMAR, LLC, its General Partner

	By:	/s/ Mark D. Jordan
Mark D. Jordan, President

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has resolved and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

REPUBLIC TITLE OF TEXAS, INC.

Date executed by Escrow Agent	By:
Name:
Title:

LIST OF EXHIBITS

A      -        Description of Properties

B      -        Special Warranty Deed

C      -        Bill of Sale, Assignment and Assumption of Contracts

D      -        FIRPTA Certificate

E      -        Mandatory Arbitration

F      -        Lienholder’s Consent and Agreement

G      -       Tenant Estoppel Certificate

EXHIBIT “A”

Description of Properties

Seller:	Property:

Equastone Palisades I, LLC	2425 N, Central Expressway Richardson, Texas 75080

Equastone Palisades II, LLC	2435 N, Central Expressway Richardson, Texas 75080

Equastone Palisades III, LLC	various vacant land Richardson, Texas 75080

Equastone Greenway I, LLC	2150 Lakeside Boulevard Richardson, Texas 75082

Equastone Greenway II, LLC	2400 Lakeside Boulevard Richardson, Texas 75082

Equastone Greenway IA, LLC	2100 Lakeside Boulevard Richardson, Texas 75082

EXHIBIT A-1

Palisades I

2

EXHIBIT B

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	)
) KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DALLAS	)

That EQUASTONE                                                  , LLC, a Delaware limited liability company (“Grantor”), whose mailing address is 8910 University Center Lane, Suite 400, San Diego, California 92122, for and in consideration of the sum of TEN AND 00/00 DOLLARS ($10.00) and other good and valuable consideration paid in cash to Grantor by the Grantee herein named, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto                     , a                     (“Grantee”), whose mailing address is                 , that certain real property situated in the County of Dallas, Texas, more particularly described in Exhibit A, attached hereto and made a part hereof for all purposes, together with all of Grantor’s interest in any improvements thereon and appurtenances relating thereto (“Property”).

TO HAVE AND TO HOLD that Property subject to the Permitted Exceptions (defined below) and all improvements located thereon, together with all and singular the rights and appurtenances thereto and in any wise belonging unto the said Grantee, its legal representatives, successors, and assigns, forever; and Grantor does hereby bind itself, its legal representatives and successors, to Warrant and Forever Defend all and singular the Property subject to the Permitted Exceptions unto the said Grantee, its legal representatives, successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Grantor, but not otherwise.

For the same consideration, Grantor hereby GRANTS, BARGAINS, SELLS, and CONVEYS to Grantee, all of Grantor’s (i) rights, titles, powers, privileges, easements, licenses, rights-of-way, and interests appurtenant to the Property, (ii) rights, titles, powers, privileges licenses, easements, rights-of-way, and interests, if any, of Grantor, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the streets, highways, roads, alloys, rights-of-way, or sidewalks, open or proposed, in front of, above, over, under, through, or adjoining the Property and in and to any strips or gores of real estate adjoining the Property, and (iii) rights, titles, powers, privileges, interest, licenses, easements, and rights-of-way appurtenant or incident to any of the foregoing.

This conveyance is made and delivered subject to those matters of title (the “Permitted Exceptions”) set forth on Exhibit B attached hereto and incorporated herein by reference, but only to the extent the same, in fact, do exist and are applicable to the Property.

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed on                     , 2011.

EQUASTONE , LLC, a
Delaware limited liability company

By:
Name:
Title:

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on                     , 2011, by                     ,                      of                     , a                     , general partner of                     ,                                          on behalf of said                      and                                         .

Notary Public, State of Texas

EXHIBIT A

Legal Description

EXHIBIT B

[Permitted Exceptions]

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

This Bill of Sale, Assignment and Assumption (this “Assignment”) is made and entered into                             , 2011, between EQUASTONE                             , LLC, a Delaware limited liability company (“Assignor”), and                                                                                                                                                                                                                          , a                                                   (“Assignee”). This Assignment is made with reference to the Purchase and Sale Agreement dated                             , 2011 between Assignor and Assignee (or Assignee’s predecessor-in-interest) (the “Purchase and Sale Agreement”) with respect to the real property described on attached Schedule “1” (the “Property”).

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s interest as landlord under the leases (the “Leases”) listed on attached Schedule “2”.

For good and valuable consideration paid by Assignee to Assignor , the receipt and sufficiency of which are hereby acknowledged, to the extent assignable by Assignor, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s interest (if any) as the owner under the following (together with the Leases, collectively, the “Assigned Items”): (i) all utility contracts, water and sewer service contracts of any nature, maintenance contracts, or other similar service contracts with respect to the Property, if any, listed on attached Schedule “3” (the “Service Contracts”), and (ii) the personal property, if any, of Assignor located at the Property but specifically excluding the items listed on Schedule 1 attached hereto and specifically excluding any items of personal property owned or leased by Seller’s property manager or tenants at or on the Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Other Property”). Except as otherwise set forth in the Purchase and Sale Agreement, all such assignment, transfer, setting over and/or delivery by Assignor is on a where-is and as is basis, without warranty or representation of any kind, whether expressed or implied.

Except as otherwise expressly provided in the Purchase and Sale Agreement, by accepting this Assignment and by its execution of this Assignment, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the close of escrow by (a) the “landlord” or the “lessor” under the terms, covenants and conditions of the Leases, and (b) the owner under the Service Contracts.

All of the covenants, terms and conditions set forth in this Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

ASSIGNOR:	EQUASTONE , LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:	, a

By:
Name:
Title:

Schedule “1”

Description of Property

Schedule “2”

Description of Leases

Schedule “3”

Description of Service Contracts

EXHIBIT D

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform                                                                                  , a                                  limited liability company (“Transferee”), that withholding of tax is not required upon the disposition of U.S. real property interest by                                 , a Delaware limited liability company (“Transferor”), the undersigned, in its capacity as an officer of Transferor, but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1.        Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.        Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3.        Transferor’s U.S. employer identification number is                     ; and

4.        Transferor’s office address is 8910 University Center Lane, Suite 400, San Diego, California 92122.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of                     , 2011.

EQUASTONE , LLC, a Delaware limited liability company

By:
Name:
Title:

D-1

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledge before me on                     , 20    , by                             ,                              of EQUASTONE                             , LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public, State of Texas

SWORN TO AND SUBSCRIBED BEFORE ME by                                          on                                         , 2011.

Notary Public, State of Texas

D-2

EXHIBIT E

MANDATORY ARBITRATION

The parties have agreed to submit disputes to mandatory arbitration in accordance with the following provisions:

1.        Arbitration.

 (a)      General. Any dispute among Seller and Purchaser as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder shall be resolved through binding arbitration as hereinafter provided in Dallas, Texas.

 (b)      Selection of Arbitrator.    If arbitration is required to resolve a dispute among Seller and Purchaser, either Seller or Purchaser may select one person to act as the arbitrator for resolution of the dispute (the first party to give written notice of its proposed arbitrator to the other party hereto shall be the “Initiating Party”). The person so selected by the Initiating Party (1) shall not be an affiliate of any party to the dispute in questions, and (2) shall have his name on a list of arbitrators approved by the American Arbitration Association (“AAA”), Judicial Arbitration and Mediation Services, Inc. or another entity then active in arbitration. The Initiating Party shall give written notice to the other party hereto specifying the person selected by the Initiating Party to act as the arbitrator for resolution of that dispute. The other party hereto shall have the right to object to the qualifications or independence of the person so selected by the Initiating Party to act as the arbitrator for resolution of that dispute. If, within ten Business Days after the Initiating Party gives written notice specifying the person selected by the Initiating Party to act as arbitrator, the Initiating Party has not received a writing from the other party hereto objecting to the qualifications or independence of the person so selected by the Initiating Party, the person selected by the Initiating Party shall act as the arbitrator for resolution of the dispute in question. If, within ten Business Days after the Initiating Party gives written notice specifying the person selected by the Initiating Party to act as arbitrator, the Initiating Party receives a writing from the other party hereto objecting to the qualifications or independence of the person so selected by the Initiating Party, the person so selected by the Initiating Party shall not serve as the arbitrator for resolution of the dispute, and if the parties have not mutually otherwise agreed on an arbitrator within ten (10) Business Days after written notice of the objection, either party hereto may request the Dallas office of the AAA to select one person to act as the arbitrator for resolution of the dispute.

 (c)      Rules of Arbitration.    The arbitrator selected pursuant to Section 1(b) above will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrator may use the rules of AAA for commercial arbitration but is encouraged to adopt the rules the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrator may (1) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (2) accept evidence of property values without formal appraisals and upon such information provided by Seller and Purchaser or other persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (3) act upon his understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs of the issue prepared by any party, (4) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (5) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrator (A) shall permit each side no more than two depositions (including any deposition of experts), which depositions may not exceed four hours each, one set of ten interrogatories (inclusive of sub-parts) and one set of five document requests (inclusive of sub-parts), (B) shall not permit any requests for admissions, (C) shall limit the hearing, if any, to two days, and (D) shall render his or her decision within 60 days of the filing of the arbitration.

(d)      Costs of Arbitration.    The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

(e)      Award of Arbitrator.    Any award made by the arbitrator shall be binding on Seller, Purchaser and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

(f)      Governing Law; Actual Damages; Etc.    In reaching any determination or award, the arbitrator will apply the laws of the state in which the Property is located. Except as permitted under Section 1(d) above, the arbitrator’s award will be limited to actual damages and will not include punitive or exemplary damages. Nothing contained in this Agreement will be deemed to give the arbitrator any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement. All privileges under state and federal law, including, without limitation, attorney-client, work product and party communication privileges, shall be preserved and protected. All experts engaged by a party must be disclosed to the other party within 14 days after the date of notice and demand for arbitration is given.

EXHIBIT F

[General Electric Capital Corporation Letterhead]

LIENHOLDER’S CONSENT AND AGREEMENT

August         , 2011

Loan No.:
Original Principal Amount: $
Borrower:	Equastone , LLC
8910 University Center Lane, Suite 500
San Diego, California 92122
Property:	14841 N. Dallas Parkway, Dallas, Texas (“Aberdeen Office Building”)

Re:

The above-referenced Loan (the “Loan”) secured by a First Deed of Trust, Security Agreement and Fixtures Filing, dated                      executed by Equastone                     , LLC and filed of record as Instrument No.                      in the Real Property Records of Dallas County, Texas (the “First Deed of Trust).

General Electric Capital Corporation, the Administrative Agent of the above Loan, is pleased to advise you that we have approved the discounted payoff of the Loan and the release of the liens created by the First Deed of Trust in exchange for a payment of the Net Sales Proceed from the sale of the Property. This offer expires on                             , 2011 (“Expiration Date”). The term Net Sales Proceeds for purposes of this Letter shall mean $                             less prorations for taxes and utilities, real estate commission, title policy charges, Title Company fees, Borrower’s attorneys’ fees related to the sale and other incidental customary closing costs as shown on the Settlement Statement prepared by the Title Company. To accept this offer, you must complete the following steps prior to the Expiration Date.

1.	We must receive the Net Sales Proceeds by bank wire transfer on or before , 2011.

2.

A copy of an estimated Settlement Statement for the sale of the Property should be received within ten (10) days prior to Closing. A copy of the signed certified Settlement Statement for the sale of the Property must be received by Closing but in no event later than                             , 2011. You should fax those Settlement Statements to the fax number referenced at the end of this letter.

3.

Upon receipt of the Net Sales Proceeds, the undersigned agrees to release the liens created by the First Deed of Trust, Second Deed of Trust and Third Deed of Trust and release the Assignment of Leases and Rents and UCC Financing Statements executed in connection with the Loan. The undersigned will also execute and return to the Title Company, a Release of Liens prepared by the Title Company.

F-1

Sincerely,

General Electric Capital Corporation, Administrative Agent

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF ESTOPPEL CERTIFICATE

The undersigned (“Tenant”) hereby certifies to Equastone                     , a Delaware limited liability company, any prospective purchaser of the Building, and any lender making a loan to any such purchaser or as follows:

1.        Equastone                             , LLC, a Delaware limited liability company [as successor-in-interest to                             ](“Landlord”) and Tenant are parties to that certain Office Lease dated                      (the “Lease”), which Lease demises Premises located at                                          (the “Building”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Paragraph 6 below.

2.        The term of the Lease commenced on                     , 20    .

3.        The term of the Lease is currently scheduled to expire on             , 20    .

4.        Tenant has no option to renew or extend the Term of the Lease except:             .

5.        Tenant has no right to purchase the Premises or any portion of the Building, and Tenant has no rights or options to expand into other space in the Building except:

6.        The Lease has: (Mark One)

(        ) not been amended, modified, supplemented, extended, renewed or assigned.

(        ) been amended, modified, supplemented, extended, renewed or assigned by the agreements described on Exhibit A attached hereto.

7.        Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:

8.        The current Monthly Basic Rent is $                             and has been paid through         , 2011

9.        Security Deposit (Mark One):

(        ) The amount of any cash security deposit is $                            . No other security deposits have been made.

(        ) None.

10.      Letter of Credit (Mark One):

G-1

(        ) The amount of any letter of credit related to the Lease is $                            . No other letters of credit exist or have been provided with respect to the Lease.

(        ) None.

11.        All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than thirty (30) calendar days in advance of its due date.

12.        All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all Tenant Improvement Allowances have been paid in full.

13.        To the best of Tenant’s knowledge, as of the date hereof, there are no defaults on the part of Landlord or Tenant under the Lease.

14.        Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

15.        There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

Dated: , 2011	“TENANT”
, a

By:
Print Name:
Its:

G-2

Republic Title of Texas, Inc. 2626 Howell Street, 10thFl. Dallas, TX 75204 214.855.8888 Fax No.:

INVESTMENT/W-9

LETTER

RE: GF#11R19649 WR8                     Contract Description: Equastone et al to JP Realty Partners

Republic Title of Texas, Inc.:

You are hereby instructed and authorized to invest our funds in the above referenced transaction, as follows:

Amount Invested: $200,000.00             Type of Investment: Money Market

Name of Financial Institution: Grand Bank

Investment Styled: JP Realty Partners, Ltd.

By and Thru its Escrow Agent, Republic Title of Texas, Inc.;

The undersigned acknowledges that in order to invest the funds and to earn interest on this account, you must be furnished with a signed and dated W-9. Attached below is a completed W-9.

The undersigned, does hereby acknowledge they are aware that the Federal Deposit Insurance Corporation (FDIC) coverage applies only to a cumulative maximum amount of $250,000.00 for each individual depositor’s interest bearing accounts at the same or a related institution. Certain banking instruments are not covered at all by FDIC insurance.

It is also acknowledged that Republic Title of Texas, Inc. assumes no responsibility for any loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor’s interest bearing accounts to exceed $250,000.00 that said excess amount may not be insured by the FDIC or that FDIC insurance is not available on certain types of bank instruments or for the defalcation, insolvency, receivership or conservatorship of a bank or savings institution.

We hereby consent and agree that we will not hold Republic Title of Texas, Inc., its officers, employees, agents, attorneys or representatives responsible or liable for any loss the undersigned may suffer due to the above nor will the undersigned look to Republic Title of Texas, Inc., its officers, employees, agents, attorneys or representatives for contributions, reimbursement or indemnity.

JP Realty Partners, Ltd.

BY:

ITS: